                                                                  Exhibit 4.2.2
                                                                  -------------


                                  AMENDMENT I
                                      TO
                              ITC/\DELTACOM, INC.
                     EMPLOYEE PROFIT SHARING & 401(k) PLAN


          WHEREAS, ITC/\DeltaCom, Inc. (the "Company") maintains the ITC/\DeltaCom, Inc. Employee Profit Sharing & 401(k) Plan, as amended and restated effective January 1, 1998 ("Plan");

          WHEREAS, the Company wishes to amend the Plan to implement certain terms of the Agreement and Plan of Merger, dated as of April 15, 1999, as ratified by the Company's Board of Directors, pursuant to which AvData Systems, Inc. merged with and into a wholly-owned subsidiary of the Company, Interstate FiberNet, Inc., with Interstate surviving as a wholly-owned subsidiary of Company, to authorize the Trustee to accept loans as part of Rollover Contributions to the Plan;

          WHEREAS, the Company wishes to amend the Plan to change its eligibility requirements and to authorize loans to eligible participants;

          WHEREAS, the Company having the power to amend the Plan, now deems it appropriate to amend the Plan in certain respects;

          NOW THEREFORE, BE IT RESOLVED, that the Plan is amended, effective October 1, 1999 as follows:

          1. Section 2.1 is amended by the addition of a paragraph to the end to read as follows:

          Effective as of October 1, 1999, each Employee shall become a Participant on the Entry Date coinciding with or following the date such Employee completes 500 Hours of Service and six (6) consecutive months of employment.

          2. Section 5 is amended by the addition of a paragraph to the end to read as follows:

          Subject to the consent of the Plan Administrator, the Trustee may receive a Rollover Contribution directly from the trustee under the plan of the Company or former employer which includes a participant loan that satisfied the requirements of Code Section 72(p)(2) when made. Loans received as part of a Rollover Contribution, if any, shall be credited to an Employee's Transfer Account and administered in accordance with Section 8.8; provided, however, that the due date for the loan shall be the same as applied to such loan immediately before the transfer to the Plan. Notwithstanding any other provision to the contrary, the portion of an Employee's Transfer Account attributable to a loan shall not participate in the allocation of earnings, gains and losses of the Trust Fund as set forth in Section 7.9. All interest paid with respect to a loan credited to a an Employee's Transfer Account shall be credited to such Account and shall not be allocated pursuant to Section 7.9 as earnings of the Trust Fund.

3. Section 8 is amended by the addition of a new Section 8.9 to read as follows:

8.8  Loans to Participants

     (a) The Plan Administrator shall direct the Trustee to make a loan or loans to active Participants, and, to the extent not inconsistent with Section 401(a) of the Code, to former Participants who are Parties in Interest (as defined in Section 3(14) of ERISA) and who retain Account balances in the Plan following termination of employment ("Former Participants"), applied for pursuant to the terms of this Section 8.8. Such loan or loans shall be in an amount or amounts that do not in the aggregate exceed the amount set forth in
Section 8.8(c) below. No more than one such loan may be outstanding from the Plan to any Participant at any time. Notwithstanding the preceding sentence, however, a Participant who qualifies for a hardship distribution under Section
8.5 and who has a loan with an outstanding balance that does not equal or exceed the maximum loan amount permitted under Section 8.8(c) may apply for and receive an additional loan for an amount not to exceed the maximum loan amount permitted under Section 8.8(c). Loans shall be made on such terms and conditions as are set forth in this Section 8.8. In making such loans, the Plan Administrator shall pursue uniform policies and shall not discriminate in favor of or against any Participant or group of Participants.

     (b) The Plan Administrator may impose such additional uniform and nondiscriminatory requirements upon Participants and Former Participants applying for loans as the Plan Administrator may determine.

          (c) In no event shall any loan made pursuant to this Section 8.8 to any Participant or Former Participant be in an amount that shall cause the outstanding aggregate balance of all loans made to such Participant or Former Participant under this Plan and all other qualified plans (as defined in Section 72(p)(4)(A) of the Code without regard to subparagraph (2)(D) thereof) maintained by the Company or any Related Company to exceed the lesser of:

     (i)  $50,000, reduced by the excess (if any) of:

          (A) the highest outstanding balance of loans from the Plan and such other qualified plans to the Participant or Former Participant during the one-year period ending on the day before the date such loan is made, over

          (B) the outstanding balance of loans from the Plan and such other qualified plans to the Participant or Former Participant on the date on which such loan is made; or

     (ii) fifty percent (50%) of the vested balance of the Participant's or Former Participant's Account.

     For purposes of this Section 8.8(c), the vested balance of the Account of the Participant or Former Participant shall be determined as of the Valuation Date for which a valuation of his Account is most recently available on the date on which the proceeds of a loan made under this Section 8.8 are disbursed.

          (d) Any loan made under this Section 8.8 shall mature and be payable in full within five (5) years from the date such loan is made, except that a loan to a Participant or a Former Participant used to acquire any dwelling unit that within a reasonable time after the loan is made is to be used (determined at the time the loan is made) as the principal residence of the Participant or Former Participant shall mature and be payable in full within ten (10) years after the date such loan is made.

          (e) Loans to Participants and Former Participants shall be made according to the following terms:

          (i) the minimum principal amount of any loan, at the time it is made, shall be $1,000.

          (ii) proceeds of the loan shall be disbursed to a Participant or Former Participant no later than sixty (60) days after he has applied for the loan in accordance with procedures established by the Plan Administrator;

          (iii) the loan shall be adequately secured, provided that such minimum security for such loans shall be not less than 50% of the vested balance of the Account of the borrowing Participant or Former Participant; (iv) interest shall be determined by the Plan Administrator at the time the loan is made and shall be charged at a rate that is commensurate with the interest rate charged by persons in the business of lending money for a loan that would be made under similar circumstances in the local geographical area;

          (v) payments of principal and interest by an active Participant shall be made through payroll deductions, which deductions shall be deemed to be irrevocably authorized by the borrowing Participant, and such payroll deductions shall be sufficient to amortize the principal and interest payable pursuant to the loan during the term thereof in equal quarterly (or more frequent) installments. In the case of a Former Participant, payments of principal and interest shall be made by personal payment in quarterly or more frequent installments according to procedures established by the Plan Administrator. All payments of principal and interest shall be allocated to the Account of the Participant or Former Participant to whom the loan was made;

          (vi) the borrowing Participant or Former Participant shall have the right to prepay all (but not a portion) of the interest and principal of such loan without penalty;

          (vii) the loans shall be evidenced by such forms of obligations, and shall be made upon such additional terms as to default, prepayment, security and otherwise as the Plan Administrator shall determine;

          (viii) the Plan Administrator may charge a borrowing Participant or Former Participant such reasonable administrative fees with respect to each loan as the Plan Administrator shall, in its discretion, decide; and

          (ix) if the borrowing Participant or Former Participant is married at the time for disbursement of the loan proceeds, disbursement may not be made unless such Participant's or Former Participant's spouse consents in writing to the loan and the terms thereof pursuant to procedures established by the Plan Administrator.

     (f) The entire unpaid balance of any loan made under this Section 8.8 and all interest due thereon, including all arrearages thereon, shall, at the option of the Plan Administrator, immediately become due and payable without further notice or demand, if, with respect to the borrowing Participant or Former Participant, any of the following events of default occurs:

          (i) any payment of principal and/or accrued interest on the loan remains due and unpaid for a period of ninety (90) days after the same becomes due and payable under the terms of the loan;

          (ii) a proceeding in bankruptcy, receivership or insolvency is commenced by or against the borrowing Participant or Former Participant;

          (iii) an active Participant's employment with the Company is terminated for any reason and he does not become a Former Participant (except to the extent inconsistent with Section 401(a) of the Code);

          (iv) the borrowing Participant becomes a Former Participant and thereafter receives a final distribution of the vested balance of his Account (except to the extent inconsistent with Section 401(a) of the Code);

          (v) the borrowing Participant or Former Participant attempts to make an assignment, for the benefit of creditors of the Adjusted Balance of his Account under the Plan or of any other Security for the loan; or

          Any payments of principal and/or interest on the loan not paid when due shall bear interest thereafter, to the extent permitted by law, at the rate specified by the terms of the loan. The payment and acceptance of any sum or sums at any time on account of the loan after an event of default, or any failure to act or enforce the rights granted hereunder upon an event of default, shall not be a waiver of the right of acceleration set forth in this paragraph.

     (g) If an event of default and an acceleration of the unpaid balance of the loan and interest due thereon shall occur, the Committee shall have the right to direct the Trustee to pursue any remedies available to a creditor at law or under the terms of the loan, including the right to execute on the security for the loan; provided, however, that neither the Trustee nor the Plan Administrator may reduce the amount in the Participant's Account at any time prior to the first to occur of the termination of the Participant's employment with the Company or the Participant's attainment of age 59 1/2.

     (h) Each such loan shall be a lien against the Account of the borrowing Participant or Former Participant. If: (i) any portion of a loan shall be outstanding; and (ii) an event occurs pursuant to which the Participant, Former Participant, or his estate, or his surviving spouse or Beneficiaries will receive a distribution from the Account of such Participant or Former Participant under the provisions of the Plan, then such Participant or Former Participant, if living, shall pay to the Trustee an amount equal to the portion of the loan or loans then outstanding, including all accrued interest thereon, and such Participant or Former Participant shall then receive the full amount of the distribution under the provisions of the Plan to which he is otherwise entitled. If such Participant or Former Participant is not then living, or if such Participant or Former Participant does not make full payment of the portion of the loan or loans then outstanding by the next date repayment would have been made through payroll deduction had the event pursuant to which the distribution is to be made not occurred, or in the case of a Former Participant, within 30 days after the date of such event, then such distribution shall, to the extent necessary to liquidate the unpaid portion of the loan or loans, be made to the Trustee as payment on the loan or loans. No distribution shall be made to a Participant, or Former Participant, or his estate or his surviving spouse or Beneficiaries from his Account in an amount greater than the excess of the portion of his Account otherwise distributable over the aggregate of the amounts owing with respect to such loan or loans plus interest, if any, thereon, taking into consideration any portion of the loan or loans paid by the Participant or Former Participant pursuant to the provisions of this paragraph (h).

          (i) All loans made pursuant to this Section 8.8 may be funded from the borrowing Participant's or Former Participant's Salary Deferral Account, Matching Account, Profit Sharing Account and/or Transfer Account. The Account of a Participant or Former Participant shall, to the extent used to fund such loan, not participate in the allocation of earnings and losses pursuant to Section
7.9. All interest paid by a Participant or Former Participant with respect to a loan shall be credited to the corresponding portion o f the borrowing Participant's or Former Participant's Account and shall not be allocated pursuant to Section 7.9.

          (j) Notwithstanding any other provision to the contrary, a married Participant or Former Participant whose Account is subject to the qualified joint and survivor requirements of the Code shall not receive a loan under this
Section 8.8 unless the spouse of such Participant or Former Participant consents to such loan in the manner prescribed by the Code and applicable Treasury Regulations.

          4.   In all other respects not amended, the Plan is ratified.

          IN WITNESS WHEREOF, the Company has caused this Amendment I to the Plan to be executed in its name by a duly authorized officer, this 27th day of July, 1999, effective as of October 1, 1999.

                              ITC/\DeltaCom, Inc.



                              By:  /s/ Leroy Talley
                                  ---------------------
                                  V.P., Human Resources